March 26, 1999


U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

         RE: Registration Statement on Form SB-2 Under the Securities Act of 1933, Commission file no. 333-74381 (the "Registration Statement"), of JVWeb, Inc., a Delaware corporation (the "Company")

Gentlemen:

         I have acted as counsel for the Company in connection with the registration (pursuant to the Registration Statement) of 1,092,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company. In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1. Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3. Consulting Services Agreement dated February 15, 1999 by and between the Company and Tanye Capital Corp. ("Tanye") and two Stock Option Agreements each dated February 15, 1999 by the Company in favor of Tanye (such three agreements are collectively referred to hereinafter as the "Tanye Agreements");

         4.       Stock  Option  Agreement  (the  "Anderson   Agreement")  dated
                  December 19, 1997 by the Company in favor of Dudley Anderson;

         5. Two Stock Option Agreements (a "Dotson Option Agreements"), one dated November 15, 1997 and the other dated February 27, 1998, by the Company in favor of Kevin Dotson;

         6.       Stock  Option  Agreement  (the  "DeMonte   Agreement")   dated
                  September 19, 1998 by the Company in favor of DeMonte & Associates;

         7. Stock Option Agreement (the "Rockecharlie Agreement") dated May 1, 1998 by the Company in favor of Nicholas Rockecharlie;

         8. Stock Option Agreement (the "Springle Agreement") dated March 2, 1998 by the Company in favor of Pat Springle;

         9. Stock Option Agreement (the "Heinrich Option Agreement") dated April 22, 1998 by the Company in favor of Randall W. Heinrich ("Heinrich");

         10. Agreement (the "Heinrich Stock Agreement") dated March 26, 1999 by and between the Company and Heinrich;

         11. Stock Option Agreement (the "Hartman Agreement") by the Company dated March 1, 1999 in favor of Arthur Hartman;

         12. The Registration Statement, together with all exhibits attached thereto;

         13. The records of corporate proceedings relating to the issuance of the Shares; and

         14. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

For purposes hereof, the Tanye Agreements, the Anderson Agreement, the Dotson Option Agreements, the DeMonte Agreement, the Rockecharlie Agreement, the Springle Agreement, the Heinrich Option Agreement, the Heinrich Stock Agreement and the Hartman Agreement are referred to hereinafter collectively as the "Operative Agreements." Shares not to be issued pursuant to the Operative Agreements are referred to hereinafter as the "Outstanding Shares."

         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

         Based  on  the  foregoing,   and  having  due  regard  for  such  legal
considerations as I believe relevant, I am of the opinion that:

         1. The Outstanding Shares were duly authorized. To the extent that stock certificates representing Outstanding Shares have been issued and delivered, the Outstanding Shares represented thereby have been validly issued and are fully paid and non-assessable. To the extent that stock certificates have not been issued and delivered with regard to any Outstanding Shares, such Outstanding Shares shall be (once stock certificates representing the same have been issued and delivered) validly issued, fully paid and non-assessable.

         2. The Shares to be issued pursuant to the Operative Agreements (when issued in accordance with the Operative Agreements) will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.


                                      Very truly yours,

                                      /s/Randall W. Heinrich